Exhibit 99.1

FOR RELEASE	CONTACT:	Christopher D. Morris
December 10, 2008		Executive Vice President
3:05 p.m. Central Time		Chief Financial Officer
(972) 258-4525

CEC ENTERTAINMENT ANNOUNCES EXECUTIVE PROMOTIONS

IRVING, TEXAS – The Board of Directors of CEC Entertainment, Inc. (NYSE: CEC) today announced that President Michael H. Magusiak will become Chief Executive Officer and President of the Company effective December 29, 2008. Richard M. Frank, currently Chairman and Chief Executive Officer, will remain as Executive Chairman.

Now in his 21st year with the Company, Mr. Magusiak has been President since June 1994. He had previously served as Executive Vice President, Chief Financial Officer and Treasurer since June 1988 and has served as a non-independent director since 1988. Mr. Magusiak joined the Company in July 1987. He has had primary responsibility for developing and executing the Company’s growth strategies since his appointment as President in 1994.

Mr. Frank commented, “I am extremely excited for Mike and the long-term impact I know he will continue to have on the Company. In the 21 years Mike and I have worked together, Mike has excelled with every opportunity he has been given. I am confident this promotion will be no different and I look forward to supporting and working with Mike to continue to grow the Company and enhance long-term shareholder value.”

Mr. Magusiak commented, “I appreciate the confidence and support of our Board of Directors and feel privileged to be part of the executive management team under Dick’s exceptional leadership over the past 21 years. We have built an outstanding team of talented and dedicated individuals that have positioned Chuck E. Cheese’s as the market leader in family entertainment and dining. I look forward to continuing to work with Dick and our executive team in growing and evolving our concept and creating long-term shareholder value.”

About CEC Entertainment, Inc.:

Celebrating over 30 years of success as a place Where a Kid can be a Kid(R), CEC Entertainment, Inc. is a nationally recognized leader in full-service family entertainment and dining. The Company’s stores feature musical and comic entertainment by robotic and animated characters, games, rides and arcade-style activities intended to appeal to families with children between the ages of two and 12. The Company and its franchisees operate a system of 540 Chuck E. Cheese’s stores located throughout the United States (excluding Wyoming and Vermont), Canada and abroad. Currently, 494 locations in the United States and Canada are owned and operated by the Company. For more information, see the Company’s website at www.chuckecheese.com.